Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 North Community House Road Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 Fax: (704) 587-8795

www.polypore.net

Polypore Reports First Quarter 2011 Results

•      Sales increase 28% to $185.7 million

•      Adjusted EBITDA increases 42% to $62.4 million

•      Adjusted EPS increases 77% to $0.55

CHARLOTTE, NC — May 4, 2011 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the first quarter ended April 2, 2011:

•      Sales were $185.7 million compared with $145.3 million in the prior-year period. There was no significant effect of foreign currency translation in the quarter.

•      Adjusted Operating Income was $49.2 million compared with $31.4 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•      Adjusted Net Income and Adjusted EPS were $25.8 million and $0.55 per diluted share compared with $14.1 million and $0.31 per diluted share in the prior-year period.  Net income was $25.7 million, or $0.55 per diluted share, compared with $17.5 million, or $0.38 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “Our strong performance continued in the first quarter. Demand trends remain very positive and we are keenly focused on optimizing performance while ensuring the timely startup of our investments that will bring additional capacity online in the back half of 2011 and into 2012.”

Adjusted EBITDA

Adjusted EBITDA was $62.4 million in the first quarter of 2011 compared with $44.0 million in the first quarter of 2010. Adjusted EBITDA for the twelve months ended April 2, 2011 was $203.2 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $136.6 million, an increase of $35.2 million, or 35%, compared with the prior-year period.

•      Sales of lead-acid battery separators were $94.5 million, an increase of $23.5 million, or 33%, compared with the prior-year period, with strength demonstrated across all geographic regions.

•      Lithium battery separator sales were $42.1 million, an increase of $11.7 million, or 39%. The increase reflects strong demand in consumer electronics, growing demand in Electric Drive Vehicles (EDVs) and the incremental benefit of new capacity during the quarter.

•      Segment operating income was $34.9 million and 26% of sales compared with $19.4 million and 19% of sales for the prior-year period. The improvement in operating income was primarily related to operating leverage resulting from higher sales. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $49.1 million, up $5.2 million, or 12%, compared with the prior-year period.

•      Sales of healthcare products were $30.5 million, an increase of $1.6 million, or 6%, driven by solid demand in hemodialysis and blood oxygenation applications.

•      Sales of filtration and specialty products were $18.6 million, an increase of $3.6 million, or 24%, due to strong demand in all key application areas.

2

•      Segment operating income was $15.3 million and 31% of sales compared with $12.5 million and 28% of sales for the prior-year period. The improvement in operating income was primarily related to operating leverage resulting from higher sales. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Outlook

Toth added: “We are at the front end of long-term secular trends associated with mobile power and purity as it relates to high performance filtration. Our first quarter performance highlights the substantial growth potential associated with these trends and the strong demand affirms our confidence in the investments we’ve approved to date. We will continue to assess the need and timing of additional capacity expansions.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s first quarter financial results and business outlook on Thursday, May 5, 2011 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 325-2199. Enter code 8552059. A replay of the conference call will be available through May 12, 2011, via telephone at (719) 457-0820. Enter code 8552059. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

3

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Operating Income to operating income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance.  We believe that our non-GAAP financial measures also facilitate the comparison of results between periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

4

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the significant amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

5

Polypore International, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net sales	$185.7	$145.3
Cost of goods sold	106.2	87.0
Gross profit	79.5	58.3
Selling, general and administrative expenses	30.6	27.2
Business restructuring	—	0.5
Operating income	48.9	30.6
Other (income) expense:
Interest expense, net	8.9	12.3
Gain on sale of Italian subsidiary	—	(3.3)
Foreign currency and other	1.6	(0.5)
	10.5	8.5
Income before income taxes	38.4	22.1
Income taxes	12.7	4.6
Net income	$25.7	$17.5

Net income per share - basic	$0.56	$0.39

Net income per share - diluted	$0.55	$0.38

Weighted average shares outstanding - basic	45,685,520	44,445,282
Weighted average shares outstanding - diluted	46,797,646	45,681,835

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	April 2, 2011	January 1, 2011 (a)
Assets:
Cash and cash equivalents	$102.9	$90.0
Accounts receivable, net	131.8	116.7
Inventories	79.8	77.0
Other	19.0	17.1
Current assets	333.5	300.8

Property, plant and equipment, net	448.6	415.3
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	148.7	152.6
Other	11.8	10.5

Total assets	$1,411.9	$1,348.5

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$104.7	$96.7
Income taxes payable	6.4	5.2
Current portion of debt	3.7	3.7
Current liabilities	114.8	105.6

Debt, less current portion	712.7	711.6
Other	168.0	153.2
Shareholders’ equity	416.4	378.1
Total liabilities and shareholders’ equity	$1,411.9	$1,348.5

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Three Months Ended
	April 2, 2011	April 3, 2010
Operating activities:
Net income	$25.7	$17.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12.1	12.2
Other	10.3	(1.8)
Changes in operating assets and liabilities	(10.0)	19.9
Net cash provided by operating activities	38.1	47.8
Investing activities:
Purchases of property, plant and equipment, net	(29.7)	(12.0)
Payments associated with the stock sale of Italian subsidiary, net	—	(14.9)
Net cash used in investing activities	(29.7)	(26.9)
Financing activities:
Payments for loan acquisition costs	(0.3)	—
Principal payments on debt	(1.7)	(8.1)
Proceeds from stock option exercises	2.3	0.7
Net cash provided by (used in) financing activities	0.3	(7.4)
Effect of exchange rate changes on cash and cash equivalents	4.2	(1.8)
Net increase in cash and cash equivalents	12.9	11.7
Cash and cash equivalents at beginning of period	90.0	115.0
Cash and cash equivalents at end of period	$102.9	$126.7

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Net income (loss)	$25.7	$17.5	$71.7	$(102.8)
Add:
Depreciation and amortization expense	12.1	12.2	47.8	50.7
Interest expense, net	8.9	12.3	43.4	55.2
Income taxes	12.7	4.6	33.1	7.2
EBITDA	59.4	46.6	196.0	10.3
Adjustments:
Foreign currency (gain) loss	1.7	(0.6)	1.4	(0.5)
Loss on disposal of property, plant and equipment	0.2	—	1.3	0.2
Stock-based compensation	1.0	0.5	2.8	2.5
Costs related to the FTC litigation	0.3	0.3	1.0	3.2
Business restructuring	—	0.5	(1.3)	21.2
Gain on sale of Italian subsidiary	—	(3.3)	—	(3.3)
Costs related to purchase of 8.75% senior subordinated notes	—	—	2.3	—
Goodwill impairment	—	—	—	131.5
Other non-cash or non-recurring items	(0.2)	—	(0.3)	(0.3)
Adjusted EBITDA	$62.4	$44.0	$203.2	$164.8

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net income	$25.7	$17.5
Adjustments:
Costs related to the FTC litigation	0.3	0.3
Business restructuring	—	0.5
Gain on sale of Italian subsidiary	—	(3.3)
Impact of adjustments on income taxes	(0.2)	(0.9)
Adjusted net income	$25.8	$14.1

Net income per share - diluted	$0.55	$0.38
Impact of adjustments on net income per share	—	(0.07)
Adjusted earnings per share - diluted	$0.55	$0.31

Weighted average shares outstanding - diluted	46,797,646	45,681,835

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited, in millions)

	Three Months Ended
	April 2, 2011	April 3, 2010
Operating income	$48.9	$30.6
Adjustments:
Costs related to the FTC litigation	0.3	0.3
Business restructuring	—	0.5
Adjusted operating income	$49.2	$31.4

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended
	April 2, 2011	April 3, 2010
Operating income:
Energy storage	$34.9	$19.4
Separations media	15.3	12.5
Corporate	(1.0)	(0.5)
Segment operating income	49.2	31.4
Non-recurring costs	0.3	0.8
Total operating income	48.9	30.6
Reconciling items:
Interest expense, net	8.9	12.3
Gain on sale of Italian subsidiary	—	(3.3)
Foreign currency and other	1.6	(0.5)
Income before income taxes	$38.4	$22.1